Exhibit 10.7

20 November 2008

Kasper Jakobsen

388 Exchange Tower, 14th Floor

Sukhumvit Rd., Klongtoey,

Bangkok 10110 Thailand

Dear Kasper:

The purpose of this letter is to summarize the general terms of your proposed long-term assignment to the United States.

Position

The position of President, Americas (level E07) will report directly to Steve Golsby. The assignment will begin January 1, 2009 and will be located initially at the Evansville, Indiana facility until the time in which the Chicago, Illinois facility opens. You will need to obtain an L-1 visa prior to beginning employment in the US. The company will engage the assistance of our immigration department with obtaining the necessary visa for employment in the United States.

Compensation

Your annual base salary will be USD 425,000. You will be paid every other week in accordance with the US payroll procedures. You will need to complete a W-4 and obtain a US social security number after arriving in the US to ensure proper federal, state and social security deductions are made for tax purposes. With respect to your assignment, you will be eligible for your first merit increase on July 1, 2009 in accordance with the local merit program.

Bonus Plan

You will participate in the Performance Incentive Plan (PIP) with a target bonus percentage of 40% if 100% of target is met. Your bonus payment will be based solely on your individual achievement and the pool for bonus is based solely on the Company’s achievement of pre-established targets.

Allowances

•

Housing: In the event you choose to purchase a home in the Chicago area, you will receive a housing allowance. This allowance is intended to assist in the home purchase and is as follows: in the first year, USD 15,000, in the second year, USD 10,000 and in the third and final year, USD 5,000. If you choose to rent while in the Chicago area, a rental allowance will be provided for the three years with a declining amount in each year. This allowance is intended to assist in home rental and is in lieu of the housing allowance for home purchase. It is provided as follows: in the first year, USD 7,500, in the second year, USD 5,000 and in the third and final year, USD 2,500. When the housing or rental allowance is paid to you, US taxes will be withheld as you will be responsible for the taxes on this allowance. You may request to receive the first 2 payments in the first year of your assignment as an option. The third payment will not be made however until year 3 of your assignment.

•

Your relocation benefits will apply for one year from the date of your transfer to Chicago. Please note that you will have up to 12 months from the start of your assignment to decide to purchase a home or rent. Upon arrival in Chicago you will be responsible for your monthly rent until you have made your election for permanent housing in the US. Once you have made a final decision, the Relocation Department will issue your payment(s) in accordance with the payment schedule noted above.

•

Automobile: You will receive an automobile allowance of USD 3,500 per year for two (2) years. This represents a payment towards the loss of your current company car and covers any loss on sale expenses of your home country car. This allowance may also be used to purchase or lease your automobile. The company will reimburse the taxes attributed to this payment. This allowance will be paid over a two-year period in two lump-sums.

Benefits

While in the US, you will participate in the company’s FLEX benefit program. The available coverage and costs will be outlined in a package that you will receive from the Benefit Information and Record Center. To ensure that you receive this important material in a timely fashion, you should confirm that we have your correct address in our records. It is extremely important that you review this material and make your benefit elections within 31 days of receipt. If you fail to enroll within the 31 days period, you will receive “default coverage” under the Aetna US Plan.

You may participate in the Bristol-Myers Squibb Savings Plan (401K). You will be automatically enrolled in the U.S. Pension Plan during your assignment in the United States.

Tax Preparation

US federal and state tax preparation services will be provided for the first two tax years of your assignment (tax years 2009 and 2010) and will be paid for by the Company. This service will be provided through the Company’s outside tax consultants, PricewaterhouseCoopers LLP (PwC). You will receive a one-hour Pre-Departure Consultation with PwC in Thailand, if necessary, and a Post-Arrival Consultation with PwC in the US to review the US tax implications of your assignment and the related tax filing requirements. Should you require personal tax advice, you may engage PwC at your own expense. BMS will not bear any personal tax advice expenses and will seek reimbursement from you in the event any charges are incurred and billed to the Company. Sandra Martinez-Senior Consultant of PwC will be your contact. She can be reached by phone at: 973.236.7224 or via e mail at: Sandra.A.Martinez@us.pwc.com Please contact Sandra immediately upon acceptance of your position in the US so that a Pre-Departure consultation in Thailand can be arranged, if necessary. If applicable, PwC will also be authorized for assisting you with completing your final 2008 tax return in Thailand.

Relocation

Relocation procedures will conform to the BMS Relocation Policy. Please refer to that policy for details on the items listed below.

•

Travel Expenses: The Company will pay for airfare in accordance with BMS Global travel policy for you and your relocating dependents from Thailand to Evansville, Indiana and for further travel for your final move from Evansville to Chicago at the appropriate time. Round trip airfare in accordance with BMS global travel policy will also be provided once in Evansville for you and your spouse to take a pre-assignment visit to Chicago, not to exceed seven (7) days. Living expenses will be reimbursed including hotel, meals and automobile rental during this visit.

•

Temporary Living Expenses: For the period of time you are in Evansville, you will be provided with fully furnished accommodations paid for by the Company. Meal and incidental expenses while in Evansville will be at your personal expense. For your transition to Chicago, temporary living expenses, including lodging, meals, laundry, telephone, and local transportation will be reimbursed to you for a period of up to sixty (60) days. This will be paid in two lump sum payments. Family interim living expenses will be reimbursed for a period of up to thirty (30) days.

•

Shipment of Household Goods: Your household goods will be shipped from Thailand to Evansville, Indiana. You will be permitted an air shipment of 200 lbs per family member, with a family cap of 600 lbs. The balance of your goods will be shipped via ocean freight. Upon arrival in Evansville, your goods will be placed in storage at the mover’s warehouse until you locate a permanent residence in Chicago. At that time, your goods will be delivered from storage to Chicago via ground transport. All moving costs will be paid by the Company. The Company reserves the right not to ship very large, unusual or very valuable items.

Prior to your move, you will be required to complete and promptly submit an inventory list in order for your goods to be covered by the BMS corporate insurance policy. It is important that you indicate the replacement value at destination for each item. If an item should get lost or damaged beyond repair during the shipment, the replacement value is the amount you will be reimbursed for replacement of these lost/damaged items. Failure in providing this list could impede claim settlement. Any single item valued at more than USD 5,000 is to be insured separately with the mover and at your expense.

•

Relocation Allowance: The Company will provide a tax-free relocation allowance of USD 12,000, (equivalent to one month’s base salary capped at USD 12,000) to defray the miscellaneous relocation expenses and appliance repurchase costs you may incur at the beginning of your assignment.

•

Settling-In and Cross-cultural Training: The company will provide you and your family with settling-in services. Cultural assimilation training will be offered to you and your spouse. These expenses will be grossed up for tax purposes.

•

Home Sales Assistance: You are eligible for reimbursement of normal and customary closing costs associated with the sale of your primary residence in New Zealand. This expense will be grossed up for tax purposes. Loss on sale provisions will apply to your primary residence in New Zealand. If upon sale of your New Zealand residence you realize a capital gain either in New Zealand or in the US, you will be solely responsible for the tax on this gain. The company will not cover any capital gain taxes. The Company will also not cover any US tax on foreign exchange rate gain. All steps necessary should be taken to complete the sale of your New Zealand residence before transferring to the US. If a complete sale is not possible prior to your residence in the US, prior approval of Global Expatriate Services is necessary in order for the Company to cover any foreign exchange rate gain.

•	Rental Assistance: BMS will pay the reasonable and customary costs associated with breaking your housing lease in Bangkok, Thailand, if applicable. This expense will be grossed up for tax purposes.

Home Leave

Home leave is vacation time taken in the home country and will be made available twice during the duration of this assignment. The first leave must be taken between the sixth and eighteenth month of the assignment and the second leave before the thirtieth month. Air transportation for the home leave trip should be covered at an economy class fare. However, business class travel is allowable for flight exceeding 10 air hours. The cost of a rental car may also be expensed for up to a maximum of 4 weeks. For the purpose of home leave, your home country is New Zealand. This expense will be grossed up for tax purposes.

Vacation

You will be eligible for four (4) weeks of vacation. Vacation is earned at a rate of 10 percent of the annual allotment per month for each full month worked for each calendar year. Employees with an effective date on or before the 15th day of the month will earn a full month’s accrual. Employees with an effective date after the 15th day of the month will not accrue vacation credit for that month.

Termination of Employment

Should you, of your own volition, terminate your employment with the company while in the United States, return transportation for you and your family and the expenses for shipping your household goods will not be reimbursed.

•

Severance Policy: In the event that the company, for any reason (except for cause), finds it necessary to terminate your employment while you are in the United States, your severance will be calculated based on the US Severance Plan.

•

Relocation Policy: In the event that the company, for any reason (except for cause), finds it necessary to terminate your employment while you are in the United States, and the termination date is within three years from the start of your assignment, and you elect to return to New Zealand within 30 days of your termination date, the Company will be responsible for the cost of return economy class airfare for you and your accompanying dependents, and the reasonable costs associated with the shipment of your household goods. If your termination date is more than three years from the start of your assignment in the United States, return transportation for you and your family and the expenses of shipping your household goods will not be reimbursed.

Governing Law

Any dispute arising under the terms of this letter or in connection with your assignment shall be resolved exclusively in the courts of the State of Indiana under the laws of the State of Indiana, the jurisdiction of your employment by the company, and applicable U.S. Federal Law.

Please acknowledge your receipt of this letter and your understanding of the terms of the assignment by signing the attached copy and returning it to Dominic Fernandes. If you have any further questions, please contact Kelly Jackson, Global Expatriate Services or myself.

Sincerely,

/s/ Lea Ann Newman,
Lea Ann Newman
Director, Human Resources Operations Effectiveness

Receipt Acknowledged:

Date:

cc:	Kelly Jackson, Manager, Global Expatriate Services
Kris Gering-Henke, BMS Relocation Department